UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2022

Resonate Blends, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-21202	58-1588291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26565 Agoura Road, Suite 200 Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 571-888-0009

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 13, 2022, we completed execution of a Securities Purchase Agreement (the “Purchase Agreement”) dated September 8, 2022 with an accredited investor (the “Investor”), pursuant to which we issued and sold to the Investor a convertible promissory note, dated September 8, 2022, in the principal amount of $600,000 (the “Note”). We received $526,500 from the Note on September 13, 2022, after subtracting the original issue discount, legal and due diligence fees.

The maturity date for repayment of the Note is six months from issuance and the Notes bear interest at 12% per annum. The maturity date on the Note may be extended for another six months, but at an increased interest rate of 15% per annum.

All principal and accrued interest on the Note is convertible into shares of our common stock at the election of the Investor at any time at the conversion price equal to the volume weighted average trading price (i) during the previous twenty (20) trading day period ending on the date of issuance of the Note, or (ii) during the previous twenty (20) trading day period ending on the conversion date, whichever is lower.

The Purchase Agreement contains a provision that allows the Investor to a right of first refusal on our future offerings of equity or convertible debt unless it is an exempt offering, such as an underwritten public offering, issuances to employees, officers, directors, contractors, consultants or other advisors, among other exemptions stated in the Purchase Agreement. The Purchase Agreement contains a leak out provision as to the securities.

Commencing as of the date of the Note, and until the sooner of the twelve months or payment of the Note in full, or full conversion of the Note, the Company shall not, directly or indirectly, without Investor’s prior written consent, which consent shall not be unreasonably withheld: (a) change the nature of its business; (b) sell, divest, acquire, change the structure of any material assets other than in the ordinary course of business; or (c) solicit any offers for, respond to any unsolicited offers for, or conduct any negotiations with any other person or entity in respect of any variable rate debt transactions (i.e., transactions were the conversion or exercise price of the security issued by the Company varies based on the market price of the Common Stock) with a price per share below $0.07, whether a transaction similar to the one contemplated with Investor or any other investment.

With some exceptions, we are restricted as to borrowing from others, disposing of a significant portion of our assets, advancing funds to others or engaging in Section 3(a)(9) and 3(a)(10) transactions. We are also subject to a most favored nation clause that allows the Investor to attach more favorable terms in any subsequent issuances we may conduct.

In connection with the investment, we issued Commitment Shares to the Investor of 5,571,429, with 3,000,000 shares returnable to our treasury as discussed below. We also issued a warrant to the Investor to purchase 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to adjustments.

We may at any time pay or prepay all or any portion of the amounts outstanding hereunder by making a payment to the Investor of an amount in cash equal to the sum of: (w) the then outstanding principal amount of the Note plus (x) accrued and unpaid interest on the unpaid principal amount of the Note plus (y) default interest, if any. In the event that the Note has been repaid in full (including accrued and unpaid interest) on or prior to the maturity date (without extension), we shall have the right to redeem 3,000,000 of the Commitment Fee shares which were originally issued for an amount payable by us to the Investor in cash of an aggregate of one ordinary U.S. dollar ($1.00).

The Note contains customary default events which, if triggered and not timely cured, will result in default interest and penalties.

We have agreed to include the shares of common stock underlying the Note, the Commitment Shares, and the shares of common stock underlying the warrant in the next succeeding registration statement we file with respect to a public offering of our securities after the closing of the transaction. If no such registration statement is filed or if we fail to include such shares in such registration statement, then no later than the date that is the one hundred twenty (120) days after the issuance date of the Note, the Company shall file a registration statement including all of the above shares of common stock, and shall cause such registration statement to be declared effective within one hundred eighty (180) days after the issuance date.

We subject to significant liquidated damages for the failure to register, including 25% of the outstanding principal of the Note being immediately due and payable, as well the Investor may exercise the warrant using a cashless feature.

The foregoing description of the Purchase Agreement, the Note, the Warrant, and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, the Note and the Warrant, which are included in this Current Report as Exhibits 10.1 and 4.1-4.2, respectively, and are incorporated herein by reference.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth in Items 1.01 is incorporated into this Item 2.03 by reference.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Convertible Promissory Note, dated September 8, 2022
4.2	Common Stock Purchase Warrant, dated September 8, 2022
10.1	Securities Purchase Agreement, dated September 8, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resonate Blends, Inc.

/s/ Geoffrey Selzer
Geoffrey Selzer
Chief Executive Officer
Date: September 20, 2022